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Exhibit 10.7

Summary of Expedia Non-Employee Director Compensation Arrangements

        Each director of Expedia, Inc. ("Expedia") who is not an employee of Expedia or any of its businesses will receive an annual retainer of $30,000, the chairpersons of the Audit and Compensation/Benefits Committees and every member of the Audit Committee each will receive an additional annual retainer of $10,000 and every member of the Compensation/Benefits Committee will receive an additional annual retainer of $5,000.

        Expedia will also pay each of these directors $1,000 for each Expedia Board meeting and each Expedia Board Committee meeting attended, plus reimbursement for all reasonable expenses incurred by a director as a result of attendance at any of these meetings. In addition, directors who are not employees of Expedia or any of its businesses receive a grant of 7,500 restricted stock units (or such lesser number of restricted stock units with a dollar value of $250,000) upon their initial election to office and annually thereafter on the date of Expedia's annual meeting of stockholders at which the director is re-elected. These restricted stock units vest in three equal annual installments commencing on the first anniversary of the grant date.

        Under Expedia's Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their annual retainer and meeting fees. Eligible directors who defer their directors' fees can elect to have such deferred fees applied to the purchase of share units, representing the number of shares of Expedia Common Stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on Expedia Common Stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank.

        Upon termination, a director will receive (1) with respect to share units, such number of shares of Expedia Common Stock as the share units represent and (2) with respect to the cash fund, a cash payment. Payments upon termination will be made in either one lump sum or up to five installments, as previously elected by the eligible director at the time of the related deferral election.

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Summary of Expedia Non-Employee Director Compensation Arrangements